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                                                                    EXHIBIT 99.1

                            (BACK YARD BURGERS LOGO)

Contact:     Michael G. Webb
             Chief Financial Officer
             (901) 367-0888 Ext. 1226


          BACK YARD BURGERS NAMES DANE C. ANDREEFF AND GINA A. BALDUCCI
                              TO BOARD OF DIRECTORS


MEMPHIS, Tenn. (April 4, 2006) -- The Board of Directors of Back Yard Burgers, Inc. (NASDAQ:BYBI) (the "Company") today announced the appointment of Dane C. Andreeff and Gina A. Balducci as members of the Board of Directors, effective April 4, 2006. Gina A. Balducci will also serve as a member of the Audit Committee, effective immediately.

         Dane C. Andreeff (age 40) is the founder and managing member of Andreeff Equity Advisors, LLC, a private investment firm. Prior to establishing Andreeff Equity Advisors, LLC in 1996, Andreeff was associated with Granite Capital Investment Group in New York.

         Gina A. Balducci (age 44), a certified public accountant with 23 years of accounting and tax experience, has been with W.L. Walters, CPAs since 1985. Prior to joining W.L. Walters, CPAs, Balducci was employed by KPMG LLP.

         "Dane's experience in the investment industry and capital markets, and Gina's experience in accounting and tax matters, greatly strengthens and diversifies our board," said Lattimore M. Michael, Chairman of the board of directors and Chief Executive Officer of the Company.

         With the appointment of Balducci to the Audit Committee, the Company believes that it is now in compliance with the requirements of Nasdaq Marketplace Rule 4350(d)(2)(A).

         Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches -- charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.



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